Exhibit 10.9
XPOLogistics
April 20, 2021
Baris Oran
Gardenya Sitesi
A4 Zekeriyakoy
Istanbul 34330
Turkey
Dear Baris,
On behalf of XPO Logistics, Inc. ("XPO"), I'm happy to offer you the position of Chief Financial Officer, Supply Chain of XPO until the completion of the anticipated spin-off of XPO's logistics segment ("GXO"), which is expected to occur in the second half of 2021. Commencing on the effective date of the spin-off, you will hold the position of Chief Financial Officer of GXO. I know I speak for the rest of our team when I say how pleased we are to make you this offer. This letter sets forth all of the terms and conditions of the offer.
Reporting and Work Location. In your initial role as Chief Financial Officer, Supply Chain, you'll report directly to XPO's Chief Executive Officer, Europe, and manage the Supply Chain finance group of XPO. In your role as Chief Financial Officer of GXO, you'll report directly to the Chief Executive Officer of GXO and manage the Supply Chain finance group of GXO. You'll be based out of XPO's headquarters in Greenwich, CT, tentatively beginning on May 14, 2021. You'll be based out of GXO's Greenwich, CT office commencing on the effective date of the spin off.
Full-Time Employment. During your employment, you will be required to devote your full time and attention to your duties and responsibilities for the Company ("Company," here and for the remainder of this letter refers to XPO until the effective date of the spin-off of GXO, and then refers to GXO on and after the effective date of the spin-oft). You may not take up any outside full or part-time employment without the prior written consent of the Company.
Your Compensation. We'd like to offer you the following compensation package:
•Base Salary: You'll receive a base salary of $600,000, paid on a biweekly basis ($23,076.93 annualized), less all applicable withholdings and deductions, and pro-rated for any partial period worked. This is an exempt position, meaning you will not be eligible for overtime compensation.
•Annual Incentive: You will be eligible to participate in the Company's annual incentive plan, subject to the terms and conditions of the plan, as may be in effect from time to time. The incentive plan structure is based on a target percentage of your base salary. The target incentive for you is 100% of your base salary. You will have the opportunity to earn 0% to 200% of your target incentive based on the aggregate level of achievement of your performance goals (determined by your supervisor) and the Company's achievement of its business goals. Your performance goals, the Company's business goals, and the payout curve for the bonus plan will be determined annually by the Compensation Committee of the Company's Board of Directors (or its delegate) in its discretion. Your annual incentive will not be pro-rated for the year in which you are hired.

•Incentive Grant: You will be awarded an initial long-term stock incentive award (the "Incentive Grant"), which will be granted in the form of 100,000 stock options relating to XPO common stock and will vest in full on the fifth anniversary of the grant date, subject to (i) the occurrence of the spin-off by March 31, 2022 and (ii) your continuous employment with the Company through the fifth anniversary of the grant date; if either of these vesting conditions is not satisfied, then the Incentive Grant shall be forfeited. The Incentive Grant is contingent upon the approval of the Compensation Committee of the Company's Board of Directors or its delegate and will be subject to the applicable terms and conditions set forth in XPO's 2016 Omnibus Incentive Compensation Plan (the "Omnibus Plan") and the applicable award agreement. If approved, the Incentive Grant will be granted to you as soon as practicable following your start date with XPO. In connection with the spin-off, it is expected that the Incentive Grant will be converted into an award relating to GXO common stock based on an adjustment methodology to be approved by the Compensation Committee of the Company's Board of Directors.
•Long-term Incentive: You will be eligible for a long-term incentive award for the 2021 performance year with a target value of $800,000, 70% ($560,000) of which will be awarded in performance-based restricted stock units and 30% ($240,000) of which will be awarded in time-based restricted stock units, subject to the terms and conditions set forth in the Omnibus Plan and the applicable award agreement. These awards are contingent upon approval of the Compensation Committee of the Company's Board of Directors or its delegate. If approved, these awards will be granted to you following the end of the 2021 performance year, subject to your continued employment on the applicable grant dates. For performance years after 2021, the grant date value of any annual long-term incentive awards to be granted to you will be determined by the Compensation Committee of the Company's Board of Directors in its discretion.
•Annual and long-term incentive awards will be reflective of your individual performance and contributions, the Company and/or business unit performance, as applicable, and the scope and expectations of your position/role in the Company and/or your business unit. As an at-will employee, annual and long-term incentives are subject to change at the sole discretion of the Company.
Your Benefits.
We're committed to hiring the best people, like you! That's why we offer a competitive benefits package—including healthcare coverage, personal time off, life/disability insurance, retirement planning and more. Additional details related to our benefits package are included with your new hire materials. Please note that the Company reserves the right to modify, amend and/or terminate the employee benefits at any time in its sole and absolute discretion, consistent with applicable law.
•Relocation Benefits. As discussed, we're pleased to offer you our Executive Relocation Benefits Program. You'll find details and requirements in the attached relocation documents.
◦Relocation Benefits Summary an overview of the executive relocation benefits offered
◦Relocation Repayment Agreement - the financial terms of the program
◦Relocation Information Form
Please review these documents, then complete and return the Relocation Information Form along with your signed Offer Letter and signed Relocation Repayment Agreement. For questions regarding the Relocation Benefits Program, please contact Brian Drake via e-mail at Brian.Drake@xpo.com.

Your Representations and Conditions of Employment.
•Representations. In your work for the Company, you are not permitted to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have a confidentiality obligation. You are expected to use only generally known information which is used by persons with training and experience comparable to your own, which is common in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
◦You confirm that you have carefully reviewed your files (including emails, computer files and hard copies, whether personal or business) and deleted, and not retained copies of, any files prepared, generated or used during any prior employment that could contain confidential information or trade secrets of your current or former employer.
◦You agree not to bring onto the Company premises any unpublished documents or property belonging to any former employer or other person to whom you owe a confidentiality obligation.
◦By accepting this offer of employment, you affirm that you are not a party to any employment agreement, covenant not to compete, non-solicitation covenant, or other restrictive covenants that would preclude you from accepting employment with the Company.
◦During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the above-described guidelines.
•Company Policies. As a condition of your continued employment, you are required to abide by the Company's rules and policies as may be published from time to time.
•Confidential Information Protection Agreement. Your acceptance of this offer and commencement of employment with XPO, is contingent upon you entering into the Confidential Information Protection Agreement ("CIPA"), which prohibits unauthorized use or disclosure of XPO's confidential and proprietary information and includes an 18-month non-competition provision and a two-year non-solicitation provision following the termination of your employment with XPO. In connection with the spin-off, as a condition of beginning your employment with GXO, you will be required to sign a CIPA with GXO.
•Pre-Hire Screening and Work Authorization. This employment offer is contingent on the satisfactory conclusion of appropriate pre-employment background check and drug screen, as may be conducted by the Company in accordance with applicable law. As required by law, this offer is subject to satisfactory proof of your identity and authorization to work in the United States.
At-Will Employment. Your employment with the Company will be "at-will," and shall continue only so long as continued employment is mutually agreeable to you and the Company. Either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or advance notice. We request that, in the event of resignation, you give the Company at least 30 days advance notice. Neither this offer letter nor any other written material issued by the Company constitutes a contract between you and the Company for employment, express or implied, for any specific duration. The at-will employment relationship cannot be changed except in writing signed by the Company's Chief Executive Officer.
Third Party Beneficiary. By signing this letter, you agree that GXO is an express third party beneficiary of this letter, and this letter, including your obligations to repay the relocation benefits, is for the benefit of both GXO and XPO. You hereby expressly agree and consent to the assignment of this letter to GXO as of the effective date of the spin-off, and the enforcement of your obligations to repay the relocation benefits by XPO, GXO, and their respective successors and/or assigns, as applicable. As of the effective date of the spin-off, all rights and obligations of XPO under this letter will transfer to GXO, and XPO will cease to have any obligations to you.
Entire Offer. This letter, along with the CIPA and Relocation Repayment Agreement, contains the entire agreement and understanding between you and the Company regarding the employment relationship and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written), including without limitation the offer letter dated April 5, 2021. This offer letter is not to be construed as a contract for employment in any particular position for any particular salary or time period.
Taking the next step. As you know, XPO has generated tremendous momentum, thanks to the efforts of our people. With you on our team, we're sure to continue along this trajectory and move forward to greater success.
Please make sure you've read the offer letter completely, plus all information included with it. Then sign, scan and email the offer letter, CIPA, Relocation Repayment Agreement, and Relocation Information Form by e-mail to Daniel.Howell@xpo.com. This offer of employment will terminate if it is not accepted, signed, and returned within five business days from the date above.
If you have any questions, please reach out to me at 203-605-0314 or Josephine.Berisha@xpo.com. We look forward to working with you!

Sincerely,

/s/ Josephine Berisha

Josephine Berisha, CHRO
Josephine.Berisha@xpo.com
Enclosures: Confidential Information Protection Agreement; Relocation Benefits Summary; Relocation Repayment Agreement; Relocation Information Form
EMPLOYMENT ACCEPTANCE
I accept XPO's offer of employment as stated above.

/s/ Baris Oran
Baris Oran

4/20/2021
Date